Exhibit 99.1

Contact:

Charlie Sahner
732.365.2396
charles.sahner@vonage.com

MICHAEL KRUPKA TO JOIN VONAGE BOARD OF DIRECTORS

HOLMDEL, N.J., July 19 — Vonage today announced that its Board of Directors has elected Michael Krupka as a new member of the Board. Krupka will chair the Nominating and Governance Committee, and replaces Harry Weller, who announced his departure from the Board yesterday.

“We’re pleased to welcome Michael to Vonage and believe that the experience he brings will further broaden the technology and investment insight of our Board,” said Jeffrey Citron, chairman, chief strategist and interim CEO of Vonage. “We also thank Harry Weller for his service and dedication to our company and wish him well as he pursues new opportunities.”

Krupka currently serves as a Managing Director at Bain Capital Ventures. Prior to that, he was a Managing Director with the Private Equity Group of Bain Capital, focusing his investing activities on technology and technology-driven companies, including software, hardware, database and telecommunication services. Previously, he was part of Information Partners, a Bain Capital fund focused on early-stage information technology investing, and a consultant with Bain & Company.

Krupka has a B.A. from Dartmouth College.

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About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with 2.4 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate. Vonage’s service is sold on the web and through national retailers including Best Buy, Circuit City, Wal-Mart Stores Inc. and Target and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com <http://www.vonage.com/> .

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage(R) is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

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